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EXHIBIT 12

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

Computation of Ratio of Earnings to Fixed Charges and
Computation of Ratio of Earnings to Combined Fixed
Charges and Preferred Stock Dividends

Nine Months Ended September 30, 1995

(Unaudited)

                                                                              Ratio             Ratio of
                                                                               of               Earnings
                                                                             Earnings         to Combined
                                                                                to            Fixed Charges
                                                                              Fixed           and Preferred
(Dollar amounts in millions)                                                 Charges         Stock Dividends

                                                                             ---------       ---------------
Net earnings......................................................           $  1,693            $  1,693
Provision for income taxes........................................                837                 837
Minority interest in net earnings of consolidated
  affiliates......................................................                 48                  48
                                                                             --------            --------
Earnings before provision for income taxes and
  minority interest...............................................              2,578               2,578
                                                                             --------            --------
Fixed charges:
    Interest......................................................              4,842               4,842
    One-third of rentals..........................................                113                 113
                                                                             --------            --------
Total fixed charges...............................................              4,955               4,955
                                                                             --------            --------
Less capitalized interest, net of amortization....................                 13                  13
                                                                             --------            --------
Earnings before provision for income taxes and
  minority interest plus fixed charges............................           $  7,520            $  7,520
                                                                             ========            ========
Ratio of earnings to fixed charges................................               1.52
                                                                             ========
Preferred stock dividend requirements.............................                               $     33
Ratio of earnings before provision for income
  taxes to net earnings...........................................                                   1.49
                                                                                                 --------
Preferred stock dividend on a pre-tax basis.......................                                     49
Fixed charges.....................................................                                  4,955
                                                                                                 --------
Total fixed charges and preferred stock dividend requirements.....                               $  5,004
                                                                                                 ========
Ratio of earnings to combined fixed charges and preferred
  stock dividends.................................................                                   1.50
                                                                                                 ========
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